SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                           MERRIMAC INDUSTRIES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.50 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   590262101
--------------------------------------------------------------------------------
                                 (CUSIP Number)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


RICHARD GROSSMAN
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     238,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       238,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


238,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


9.0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


IN
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


ORIN HIRSCHMAN
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


UNITED STATES
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      182,400
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     198,000
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    182,400
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       198,000
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


380,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


13.9%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


IN
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


ADAM SMITH CAPITAL MANAGEMENT LLC
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


NEW YORK
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     165,400
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       165,400
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


165,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


6.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


OO
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


ADAM SMITH INVESTMENT PARTNERS, L.P.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


NEW YORK
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     165,400
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       165,400
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


165,400
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


6.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


PN
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


DIAMOND CAPITAL MANAGEMENT INC.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


NEW YORK
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     32,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       32,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


32,600
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


1.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


ADAM SMITH INVESTMENTS, LTD.
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


BRITISH VIRGIN ISLANDS
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     32,600
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       32,600
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


32,600
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


1.3%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


CO
________________________________________________________________________________

________________________________________________________________________________
1.   NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION
     NUMBER OF ABOVE PERSON


RICHARD AND ANA GROSSMAN JTWROS
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [X]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


NEW YORK
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES      40,000
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY     0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING    40,000
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH       0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON.


40,000
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9.


1.6%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*


IN
________________________________________________________________________________

          SCHEDULE 13G

Item 1(a) Name of Issuer:

          Merrimac Industries, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          41 Fairfield Place, West Caldwell, New Jersey 07006

Item 2(a) Names of Persons Filing:

          Richard Grossman, Orin Hirschman, Adam Smith Capital Management LLC ("ASCM"), Diamond Capital Management ("DCM"), Adam Smith Investments, Ltd. ("ASI"), Adam Smith Investment Partners, L.P. ("ASIP"), Richard and Ana Grossman JTWROS.

Item 2(b) Addresses of Principal Business Offices:

          The principal executive offices of ASCM, ASIP and DCM, and the business address of each of Richard Grossman and Orin Hirschman, are located at 101 East 52nd Street, New York, New York 10022. The principal executive office of ASI is c/o Insinger Trust (BVI) Limited, Tropic Isle Building, P.O. Box 438, Road Town, Tortola, British Virgin Islands.

Item 2(c) Citizenship:

          ASCM is a New York limited liability company, DCM is a New York corporation, ASI is a British Virgin Islands corporation, and ASIP is a New York limited partnership. Richard Grossman, Ana Grossman, and Orin Hirschman are citizens of the United States.

Item 2(d) Title of Class of Securities:

          Common Stock, and warrants exercisable to purchase Common Stock (the "Shares").

Item 2(e) CUSIP Number:

          590262101

Item 3.   Type of Reporting Person:

          N/A

Item 4.   Ownership

          a. Amount Beneficially Owned:

          420,000 shares

          b. Percent of class

          15.3%

          c. Number of shares as to which such person has:

               i. Sole power to vote or to direct the vote

               0

               ii. Shared power to vote or to direct the vote

               420,400

               iii. Sole power to dispose or to direct the disposition of

               0

               iv. Shared power to dispose or to direct the disposition of

               420,400

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Item 6.   Ownership of More than Five Percent on behalf of Another Person.

          N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reporting on by the Parent Holding Company:

          N/A

Item 8.   Identification and Classification of Members of the Group.

          This Statement is filed by Richard Grossman and Orin Hirschman by virtue of their beneficial ownership of Shares, directly and indirectly as the owners of each of ASCM and DCM and as the sole holders of the common stock of ASI; by DCM by virtue of being the Investment Manager of ASI; by ASCM, by virtue of being the sole general partner of ASIP; and by ASI and ASIP by virtue of their direct beneficial ownership of Shares. By virtue of the relationships described above, each of Richard Grossman and Orin Hirschman may be deemed to possess indirect beneficial ownership of the Shares held by each entity. The directors of ASI are F.M.C. Limited and S.C.S. Limited, which are subsidiaries of Insinger Trust (BVI) Limited, all of which are British Virgin Islands corporations. Richard Grossman and Orin Hirschman are the only officers and directors of ASC and DCM, and the only member-managers of ASCM. This Statement is filed by Richard and Ana Grossman JTWROS, by virtue of their direct beneficial ownership of Shares.

Item 9.   Notice of Dissolution of Group:

          N/A

Item 10.  Certification:

          By signing below the undersigned certify that to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and are not held in connection with or as a participant in any transaction having that purpose or effect.

          Signature

     After reasonable inquiry and to the best of my knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Date: November 7, 2000

                           /s/ Richard Grossman
                           Richard Grossman

                           /s/ Orin Hirschman
                           Orin Hirschman

                           ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,

                           By: /s/ Richard Grossman
                           Richard Grossman, Manager

                           ADAM SMITH INVESTMENT PARTNERS, L.P.

                                    By: ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,
                                    General Partner

                                    By: /s/ Richard Grossman
                                    Richard Grossman, Manager

                           DIAMOND CAPITAL MANAGEMENT INC.

                           By: /s/ Richard Grossman
                           Richard Grossman, Vice President

                           ADAM SMITH INVESTMENTS, LTD.

                                    By: F.M.C LIMITED, Corporate Directors

                                    By: /s/ Nicholas Lane

                                    By: S.C.S. LIMITED, Corporate Directors

                                    By: /s/ Grant Brown

                                    RICHARD AND ANA GROSSMAN JTWROS

                                    By: /s/ Richard Grossman
                                    Richard Grossman

                                                                     EXHIBIT A

                             JOINT FILING AGREEMENT


     In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including amendments thereto) with respect tot he common stock, no par value, of Isonics Corporation, and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings.

         In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of November 7, 2000.


                           /s/ Richard Grossman
                           Richard Grossman

                           /s/ Orin Hirschman
                           Orin Hirschman

                           ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,

                           By: /s/ Richard Grossman
                           Richard Grossman, Manager

                           ADAM SMITH INVESTMENT PARTNERS, L.P.

                                    By: ADAM SMITH CAPITAL MANAGEMENT, L.L.C.,
                                    General Partner

                                    By: /s/ Richard Grossman
                                    Richard Grossman, Manager

                           DIAMOND CAPITAL MANAGEMENT INC.

                           By: /s/ Richard Grossman
                           Richard Grossman, Vice President

                           ADAM SMITH INVESTMENTS, LTD.

                                    By: F.M.C LIMITED, Corporate Directors

                                    By: /s/ Nicholas Lane

                                    By: S.C.S. LIMITED, Corporate Directors

                                    By: /s/ Grant Brown

                                    RICHARD AND ANA GROSSMAN JTWROS

                                    By: /s/ Richard Grossman
                                    Richard Grossman